                                                                   EXHIBIT 10.4

** Certain information omitted and filed separately with the Commission pursuant to a confidential treatment request under Rule 406 of the Commission.

                                 OWNERTEL, INC.

                   INDEPENDENT SALES REPRESENTATIVE AGREEMENT

THIS INDEPENDENT SALES REPRESENTATIVE AGREEMENT ("AGREEMENT") is entered into on ___September 5, 2001_ between OwnerTel, Inc., ("Company"), a Georgia corporation, with offices at 2870 Peachtree Road, #176, Atlanta, Georgia 30305 and Plenitude, ("Independent Sales Representative") a _____Nevada_____ corporation Individual sales agent; with its principal office located at 4121 Westerly Place, Suite 105, Newport Beach, California 92660.

                                  BACKGROUND:

         OwnerTel, Inc. recruits and appoints individuals and companies to act as Independent Sales Representatives for the purpose of establishing initial introductions with qualified accounts that have a need to purchase any combination of the Telecommunications Services available from telecommunications providers that have relationships with OwnerTel, Inc. Independent Sales Representatives are responsible for securing new business for OwnerTel, Inc. It is believed by OwnerTel, Inc. that Plenitude has the qualities required to be such an Independent Sales Representative.

                                   AGREEMENT:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

         1. DESCRIPTION OF REPRESENTATION OwnerTel, Inc. hereby appoints the entity identified above as a non-exclusive Independent Sales Representative to identify potential accounts and to generate new business in accordance with the terms and conditions established within this Agreement to include any and all attached Addendum. Representative agrees to use its best efforts in selling OwnerTel, Inc.'s services to customers, including having each customer sign a Letter of Authorization (LOA) approved by OwnerTel, Inc., or via internet sign-up.

         2.       DEFINITIONS

                  A. Billing Period - shall mean the various billing cycles utilized by OwnerTel, Inc. for Customer invoicing and collection purposes.

                  B. Commissions - shall be amounts payable to the Independent Sales Representative for services rendered under this agreement.

                  C. Commission Payment Date - shall mean forty-five days subsequent to the close of a billing cycle.

                  D. Customer - shall mean a user of OwnerTel, Inc. supplied Telecommunications Services that was secured by the Independent Sales Representative. OwnerTel, Inc. reserves the sole right to review and approve or reject all orders submitted by the Independent Sales Representative.

                  E. Qualified Revenue - shall mean revenues collected by OwnerTel, Inc. related to a Customer's usage of Long Distance Services and or Internet Services. Independent Sales Representative will receive commission payments and revenue reports from OwnerTel, Inc. in accordance with

                           Addendum 1. All taxes, fees, directory assistance, message units and other non-usage related charges are excluded from Qualified Revenues.

                  F. Telecommunications Services - integrated services consisting of a combination of Long Distance switched services and Internet dial-up services.

         3.       EFFECTIVE DATE - SERVICE TERM

                  A. Term Commencement Date. The term of this Agreement will commence effective when signed and accepted by OwnerTel, Inc.

                  B. Duration of Agreement. This Agreement shall be for an initial term of one year beginning with the Term Commencement Date as set forth above. This Agreement will renew automatically for additional one (1) year terms unless either party cancels the Agreement by sending written notice of intent to cancel, effective with the final day of the Agreement, to the other party at least thirty (30) days prior to the expiration of the current term. This Agreement shall continue and remain in full force until canceled by either party in accordance with the provisions as contained within.

         4.       COMPENSATION.

                  A. Commissions. OwnerTel, Inc. will pay Independent Sales Representative a commission in accordance with "Addendum 1" for each actual subscriber of Telecommunications Services, which arose directly from the solicitation efforts of Independent Sales Representative in accordance with the terms of the Agreement. As compensation for services rendered hereunder, OwnerTel, Inc. shall pay to Independent Sales Representative on or before the Commission Payment Date, all commissions for Qualified Revenues that have been invoiced to and collected from end-user Customers secured by Independent Sales Representative within five (5) days receipt of these revenues by OwnerTel, Inc. OwnerTel, Inc.'s records shall be deemed correct for the purposes of calculating Qualified Revenues, unless written OwnerTel, Inc. receives notice within ten (10) days of Independent Sales Representative's receipt of the Qualified Revenues Statement. Independent Sales Representative will be entitled to commissions in accordance with the guidelines outlined within the attached Addendum 1. OwnerTel, Inc. reserves the right to change commissions or rates by providing the Independent Sales Representative with written notification ten (10) days prior to the effective date of such changes. No commission shall be paid on existing OwnerTel, Inc. accounts conversions or new accounts that call OwnerTel, Inc. directly to subscribe for services. No commission shall be paid on any accounts which are the subject of any complaint or investigation by any local, state or federal entity. Further, OwnerTel, Inc. may, at its sole discretion, exercised in a commercially reasonable manner, suspend the acceptance of orders from Independent Sales Representative where there is an investigation or threatened investigation or consent decree, judgment, injunction, restraining order, settlement agreement or agreement or order similar in nature relating to the conduct of its business. Representative is obligated to immediately inform OwnerTel, Inc. of the entry of such judgment, order or decree.

                  B. Commission Continuation. Upon expiration of the Agreement's term, in accordance with Item #.B. and subject to the terms and conditions of Confidentiality as outlined within Section 11, OwnerTel, Inc. will continue paying commissions to the Independent Sales Representative for orders submitted by the Independent Sales Representatives and accepted by OwnerTel, Inc. prior to the Agreement's expiration. Precedent to OwnerTel, Inc.'s obligation to pay commissions, the Customer's account must be paid current and the Customer must be an active Customer. In the event that this Agreement expires, the Customer will continue to be a Customer of OwnerTel, or of its service provider, for monthly-billed revenues. If, for any reason, the Customer fails to pay OwnerTel, Inc., or its service provider, for invoiced charges or ceases to be a Customer of OwnerTel, Inc., or its service provider, the Company's obligation to pay Independent Sales Representative commissions will cease immediately.

         5.       OWNERTEL, INC. RESPONSIBILITIES

                  OwnerTel, Inc. represents and warrants the following:

                  A. To the best of OwnerTel, Inc.'s knowledge, each representation made by OwnerTel, Inc. within this Agreement is accurate.

                  B. OwnerTel, Inc. has and will continue to enter into agreements with various service providers that OwnerTel, Inc. deems are necessary to enable the Independent Sales Representative to perform the services for which it has been appointed.

                  C. OwnerTel, Inc. has the unrestricted right to grant the rights conveyed to Independent Sales Representative herein and OwnerTel, Inc. has the power and authority to enter into this Agreement and to grant to Independent Sales Representative the rights conveyed herein.


         6.       INDEPENDENT SALES REPRESENTATIVE RESPONSIBILITIES

                  A. Sales. Independent Sales Representative shall use its best efforts to solicit, market and sell Telecommunications Services to prospective Customers in existing territories currently available, as well as new territories, as they become available in accordance with the terms of the Agreement and applicable law. Independent Sales Representative shall at all times conduct its efforts in a commercially reasonable and professional manner and in compliance with existing law.

                  B. Authorized Advertising. Independent Sales Representative shall solicit and obtain from prospective Customers service orders on forms supplied and approved by OwnerTel, Inc. for transmittal to the contact designated by OwnerTel, Inc. for acceptance or rejection at OwnerTel, Inc.'s sole discretion. At a minimum, long distance service, orders will include completion by the Customer and submission to

                           OwnerTel, Inc. of a Letter of Authorization and Transfer Service Agreement in accordance with Rule 25-4.188, Florida Administrative Code, as incorporated by Rule 25-24.490 (or any successor to that rule).

                  C. Agent Advertising. Independent Sales Representative shall not use any promotional, marketing advertising or other forms of solicitation in any fashion whatsoever, concerning the sale or delivery of any of the services or equipment furnished by OwnerTel, Inc. to Customers without first obtaining OwnerTel, Inc.'s written approval. Said approvals must be obtained in writing from an officer of the Company and at least ten (10) days prior to use of said materials or solicitation approaches.

                  D. Misrepresentation. Independent Sales Representative shall not misrepresent itself as an "authorized agent" of any of OwnerTel, Inc.'s underlying carriers.

                  E. No Provision of Service. Independent Sales Representative may not provide Telecommunication Services or any billing collection or repair service. Customers solicited by Independent Sales Representative are customers of OwnerTel, Inc., or its service providers, and remain Customers of OwnerTel, Inc, or its service providers, after the termination of this Agreement.

         7.       OBLIGATION OF THE INDEPENDENT SALES REPRESENTATIVE

                  A. Compliance with Laws. During the term of this Agreement, Independent Sales Representative shall comply with all local, state and federal laws and regulations applicable to this Agreement or to its respective business, including, but not limited to,
                           Section 364.603, Florida Statutes, and Rule
                           25-4.118, as incorporated by Rule 25-24.490, Florida Administrative Code. Upon request, Independent Sales Representative will supply copies to OwnerTel, Inc. of applicable permits, authorizations, licenses or similar documentation to substantiate compliance.

                  B. No Agency. Neither party is authorized to act as an agent for, or legal representative of, the other party and neither party shall have the authority to assume or create any obligation on behalf of, in the name of, or binding upon the other party. Independent Sales Representative is an independent contractor. There is no employer-employee relationship, joint venture or agency created hereby. During the term of the Agreement and for thirty-six (36) months following the termination of the Agreement, Independent Sales Representative shall not directly or indirectly, knowingly convert any OwnerTel, Inc. account to any other telecommunications carrier.

                  C. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties' hereto and their respective heirs, successors and assigns.

                  D. No Assignment. Neither party shall voluntarily or by operation of law, assign, transfer, license, or otherwise transfer all or any part of its rights, duties or other interests in this Agreement or the proceeds thereof (collectively, "Assignment"), without the other party's prior written consent. It is hereby agreed that such consent shall not be unreasonably withheld or delayed. Any attempt to make an Assignment in violation of this provision shall be null and void. Independent Sales Representative and OwnerTel, Inc. shall provide written notice to each other of any change in ownership or control of their organization. Either party's failure to comply with the assignment provisions, as contained in this paragraph, shall give the other, at its sole discretion, the option to either accept the other's assignee or to terminate this Agreement. No assignment shall release the other of its obligations hereunder.

                  E. Representation of Authority. Each party represents and warrants that: (1) the signatory shown below has the authority to bind the party on whose behalf he/she is signing (ii) the execution and delivery of this Agreement and the performance of such party's obligations hereunder have been duly authorized; and
                           (iii) the Agreement is valid and legal and is binding and enforceable upon each of the parties in accordance with the terms contained herein.

                  F. Further Assurances. Each party shall, at its own cost and expense, execute and deliver any and all further documents and instruments and shall take all other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

         8.       LIABILITY

                  A. Limitation of Liability and Indemnification. Independent Sales Representative agrees that OwnerTel, Inc. shall not be liable for indirect, consequential, incidental, punitive or exemplary damages, including without limitation, lost profits or revenues, credits for service outages or lost traffic and subscriber credits. Independent Sales Representative indemnifies and holds harmless OwnerTel, Inc. from any damages real or implied that may occur as the result of an interruption or discontinuance of service.

                           1.       Further, and in addition to the
                                    indemnification obligations set forth
                                    within, Independent Sales Representative shall be responsible for and shall save, defend, indemnify, and hold OwnerTel, Inc., its directors, officers, employees and agents free and harmless from any and all claims (to include claims from End-User and regulatory agencies), taxes, expenses, damages, lawsuits, or other liabilities (including without limitation, reasonable attorneys' fees and court costs) relating to or arising out of (i) the operation of Independent Sales Representative's business; (ii) Independent Sales Representative's breach of any of the terms or provisions of this Agreement.

                           2. The statute of limitations applicable to all claims arising under this Agreement shall be one year from the date the claim accrues.

         9.       GOVERNMENT ACTION

                  A. Severability. If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part, for any reason, such illegal, unenforceable, or invalid provisions or part(s) thereof shall be stricken from this Agreement. Such provisions shall not affect the legality, enforceability, or validity of the remainder of the Agreement or the effected section. To the extent possible, the stricken provision shall be replaced with a legally enforceable and valid provision that is similar in tenor to the stricken provision.

                  B. Regulations. This Agreement applies to all present and future valid orders and is intended to comply with all regulations of any government agency that has jurisdiction over the subject matter hereof and to the laws of the United States of America, any of its states, and/or any foreign governmental agencies that have jurisdiction. In the event this Agreement, or any of its provisions, shall be found to be contrary to or in conflict with any such order, rule, regulation or law, this Agreement shall be deemed modified to the extent necessary to comply with said order, rule, regulation or law and shall be modified in such a way as to be consistent with the form, intent and purpose of this Agreement.

         10.      MISCELLANEOUS

                  A. Force Majeure. The parties obligations under this Agreement are subject to, and neither party shall be liable for, delays, failures to perform (except the payment of money by Customer for services utilized hereunder), damages, losses, destruction, or malfunction of any equipment or any consequence thereof caused or occasioned by, or due to, fire, flood, water, the elements, labor disputes or shortages, utility curtailments, power failures, explosions, civil disturbances, governmental actions, shortages of equipment or supplies, unavailability of transportation, acts or omissions of third parties, or any other cause beyond the parties' reasonable control.

                  B. No Waiver. The failure of either party to enforce or insist upon compliance with any of the provisions of this Agreement or the waiver thereof, in any instance, shall not be construed as a general waiver or relinquishment of any other provision of this Agreement.

                  C. Amendment. This Agreement may not be amended except by an instrument in writing, executed by the parties. No modification or amendment hereto shall be effected by the acknowledgment or acceptance by either party of any Independent Sales Representative order, sales acknowledgment or other similar form from the Company.

                  D. Interpretation. The words and phrases used herein shall have the meaning generally understood in the telecommunications industry. This Agreement shall be construed in accordance with its fair meaning and not for or against either party on account of which party drafted this Agreement.

                  E. Third Party Beneficiaries/Parties in Interest. This Agreement has been made and is made solely for the benefit of OwnerTel, Inc. and Independent Sales Representative and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer any rights/remedies under or by reason of this Agreement on any third party.

                  F. Dispute Resolution. In the event of any controversy or claim arising from or related to this Agreement, its performance or interpretation, the parties, in good faith, initially will attempt to resolve the dispute among themselves. Failing such resolution, the parties mutually agree to submit the matter to arbitration before the American Arbitration Association ("AAA"). The prevailing party in any arbitration shall be entitled to receive, in addition to any damages or other relief, all costs reasonably incurred, including reasonable attorneys' fees.

                  G. Governing Law. This Agreement shall be in all respects, governed by and construed and enforced in accordance with the laws of the State of Georgia, including all matters of construction, validity and performance. Any action to enforce or interpret the terms of this Agreement shall be instituted and maintained in the Superior Court of the County of Fulton, Georgia. Independent Sales Representative hereby consents to the jurisdiction of such court and waives any objections to such jurisdiction. In any action or proceeding arising out of this Agreement, the party prevailing in such action shall be entitled to recover its reasonable attorney's fees and costs.

                  H. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which shall constitute the same instrument.

         11.      PROPRIETARY INFORMATION

                  A.       Confidentiality and Trade Secrets.

                           1. Each party agrees that all information furnished to it and identified by the other party as being confidential or proprietary information or trade secrets (collectively referred to as "Proprietary Information"), is and shall continuously remain the sole and exclusive property of the party furnishing the same (the "Disclosing Party") and the other party receiving the same ("the Receiving Party"). Each party shall treat the Proprietary Information and the contents of this Agreement in a confidential manner and, except to the extent necessary in connection with the performance of its obligations under this Agreement, neither party shall directly or indirectly disclose the same to any third party without the written consent of the Disclosing Party.

                           2. The Proprietary Information is to be used by the Receiving Party only for the purposes contemplated herein and the Receiving Party shall not disclose the same to anyone other than its employees who have a need to know and who agree to be bound by the terms of this Agreement. The Proprietary Information shall not be copied or retained by the Receiving Party in written form and all originals and any copies or summaries thereof shall be returned to the Disclosing Party upon request.

                           3. Each party acknowledges that its breach or threatened breach of this section may cause the Disclosing Party irreparable harm, which would not be adequately compensated by monetary damages. Accordingly, in the event of any such breach or threatened breach, the Receiving Party agrees that equitable relief, including temporary restraining orders or preliminary or permanent injunctions, shall be an available remedy in addition to any other legal remedies to which the Disclosing Party may be entitled.

                           4. Neither party shall use the name, trade name, service marks, trademarks, or printed materials of the other party, in any promotional or advertising material, statement, document, press release or broadcast without the written consent of the other party.

         12.      Notices.

                  A. All notices, demands, requests and other communications required or permitted hereunder shall be in writing and shall be deemed to be delivered when actually received, when sent by certified mail, return receipt requested, reputable overnight carrier or facsimile, to the address set forth below:

                  To OwnerTel, Inc.:               To Plenitude:

                  2870 Peachtree Road, #176        Contact:
                                                           --------------------
                  Atlanta, Georgia 30305                    Title:
                                                                  -------------
                                                   Address:
                                                           --------------------

                                                           --------------------
                  Ph:   (404) 237-8605                     Ph:
                  Fax:  (404) 237-8605                        -----------------
                                                           Fax:
                                                               ----------------

         13.      SURVIVAL OF OBLIGATIONS

                  A. This Section 13 and the Sections entitled Liability, Binding Effect, Proprietary Information, Governmental Action, Governmental Law and Notices shall survive the termination, cancellation or expiration of this Agreement.

         14.      ENTIRE AGREEMENT

                  A. This Agreement sets forth the entire understanding and supercedes prior agreements between the parties relating to the subject matter contained herein and merges all prior discussions between them, and neither party shall be bound by any definition, condition, provision, representation, warranty, covenant or promise other than as expressly stated in their Agreement or as is contemporaneously or subsequently set forth in writing and executed by a duly authorized officer or representative of the party to be bound thereby.

         14.      OWNERTEL, INC. APPROVAL

                  A. This Agreement is subject to final approval by OwnerTel, Inc. and shall not be binding unless executed by OwnerTel, Inc. In order to be binding, any modifications to this Agreement must be in writing and signed by an officer of OwnerTel, Inc.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on the date first set forth above.



OWNERTEL, INC.                           PLENITUDE


By:  /s/ Elizabeth Crews                     By:  /s/ Raul DeLao
   -------------------------------              -------------------------------

Elizabeth Crews, Secretary                   Raul DeLao, Owner
2870 Peachtree Road, #176                    4121 Westerly Place
Atlanta, Georgia   30305                     Suite 105
                                             Newport Beach, California   92660
Ph:    (404) 237-8605                        Ph:  (770) 587-0023
Fax:  (404) 237-8605                         Fax:

Federal ID#58-2634747                        Federal ID#

                             ADDENDUM TO OWNERTEL'S
                            AGREEMENT WITH PLENITUDE

The rate plan for Plenitude is ** per minute with six-second billing for interstate calling. Intrastate and intralata calling as per attached rate sheet.

OwnerTel, Inc. will pay ** to Plenitude for these services. Internet services will be sold at ** and OT will pay ** to Plenitude.

OwnerTel, Inc. will provide tracking of customers to independent representatives and provide a breakdown of commissions to be paid to each of Plenitude's representatives. OwnerTel, Inc. will supply this information along with Plenitude's ** check.

The commissions are based on long distance usage only. OwnerTel, Inc. will provide on-line as well as hard-copy sign up for Plenitude representatives for long distance and internet service.




** Certain information omitted and filed separately with the Commission pursuant to a confidential treatment request under Rule 706 of the Commission.